TRANSAMERICA SERIES TRUST

AMENDMENT TO INVESTMENT SUBADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

JANUS HENDERSON INVESTORS US LLC

THIS AMENDMENT is dated as of November 1, 2024, to the Investment Subadvisory Agreement dated as of May 30, 2017, as amended, (the “Agreement”), between Transamerica Asset Management, Inc. and Janus Henderson Investors US LLC.

In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Schedule A. Schedule A to the Agreement is hereby deleted entirely and replaced as follows:

PORTFOLIOS	SUB-ADVISER COMPENSATION[1]
Transamerica Janus Balanced VP	0.30% of the first $500 million; 0.27% over $500 million up to $1 billion; and 0.25% in excess of $1 billion.
Transamerica Janus Mid-Cap Growth VP	0.375% of the first $250 million; 0.33% over $250 million up to $750 million; and 0.32% in excess of $750 million.

(1)	As a percentage of average daily net assets on an annual basis.

In all other respects, the Agreement dated May 30, 2017, as amended, is confirmed and remains in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this amendment as of the date set forth above.

TRANSAMERICA ASSET MANAGEMENT, INC.
By:
Name:	Christopher A. Staples
Title:	Senior Vice President

JANUS HENDERSON INVESTORS US LLC
By:
Name:	Michelin Sharp
Title:	Head of the Insurance & Retirement Group